Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Hilb Rogal & Hobbs Company of our reports dated March 3, 2006, with respect to the Hilb Rogal & Hobbs Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hilb Rogal & Hobbs Company, included in the 2005 Annual Report to Shareholders of Hilb Rogal & Hobbs Company.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-103191, Form S-8 333-103262, Form S-8 333-44735, Form S-8 No. 333-53417, Form S-8 333-93633, Form S-8 No. 333-30650, Form S-8 333-37142, Form S-8 No. 333-110666, Form S-4 No. 333-50018, Form S-8 No. 333-74344, Form S-8 No. 333-74340, Form S-3 No. 333-99873 and Form S-3 No. 333-74564) of Hilb Rogal & Hobbs Company and in the related Prospectuses of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Hilb Rogal & Hobbs Company, Hilb Rogal & Hobbs Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hilb Rogal & Hobbs Company, included and incorporated by reference into this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Richmond, Virginia

March 7, 2006